Exhibit 99.1

News Release
February 23, 2010	FOR IMMEDIATE RELEASE
ARCHER DANIELS MIDLAND COMPANY ANNOUNCES INCREASE
IN TENDER CAP AND EARLY TENDER RESULTS OF ITS OFFERS
TO PURCHASE ITS OUTSTANDING DEBT
     Archer Daniels Midland Company (NYSE: ADM) today announced that it has increased the maximum aggregate principal amount of the following debentures (the “Debentures”) subject to its previously announced cash tender offers from $400 million to $500 million. All other terms and conditions of the offers remain unchanged.
     As of 5:00 p.m., New York City time, February 22, 2010, the early tender time, the following amounts of Debentures have been validly tendered and not validly withdrawn in connection with the cash tender offers, as reported by the depositary. These Debentures, if accepted, will be eligible for the early tender payment of $30.00 per $1,000.00 principal amount of Debentures. Debentures tendered prior to the early tender time can no longer be withdrawn. The terms and conditions of the tender offers are described in detail in the Offer to Purchase dated February 11, 2010 and the related Letter of Transmittal, as amended by this press release.

			Percent of
Title of	Acceptance	Principal	Outstanding
Series	Priority	Amount	Principal Amount
(CUSIP No.)	Level	Tendered	Tendered to Date
6.45% Debentures due January 2038 (CUSIP No. 039483AX0)	1	$284,472,000	56.89%
7% Debentures due February 2031 (CUSIP No. 039483AS1)	2	$152,787,000	38.20%
7.5% Debentures due March 2027 (CUSIP No. 039483AM4)	3	$116,099,000	33.85%
6.625% Debentures due May 2029 (CUSIP No. 039483AR3)	4	$83,262,000	27.99%
6.75% Debentures due December 2027 (CUSIP No. 039483AN2)	5	$39,726,000	19.86%
8.375% Debentures due April 2017 (CUSIP No. 039483AH5)	6	$90,033,000	30.49%
     The aggregate principal amounts of Debentures accepted will depend upon the acceptance priority level of each series, as indicated above, and the proration mechanics described in the Offer to Purchase. Any tendered Debentures not accepted will be promptly returned to the tendering parties.
     For additional information regarding the terms of the tender offers, please contact: Barclays Capital Inc. at (800) 438-3242 (toll free) or (212) 528-7581 (collect), BNP Paribas Securities Corp. at (212) 841-3059 (collect), and HSBC Securities (USA) Inc. at (888) HSBC-4LM (toll free) or (212) 525-5552 (collect). Requests for documents and questions regarding the tendering of Debentures may be directed to D.F. King & Co., Inc. at (800) 659-5550 (toll free) or (212) 269-5550 (collect).

     ADM’s obligations to accept any Debentures tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and the related Letter of Transmittal. This press release is not an offer to purchase or a solicitation of acceptance of the tender offers. Subject to applicable law, ADM may amend, extend or, subject to certain conditions, terminate the tender offers.
About ADM
     Every day, the 28,000 people of Archer Daniels Midland Company (NYSE: ADM) turn crops into renewable products that meet the demands of a growing world. At more than 230 processing plants, we convert corn, oilseeds, wheat and cocoa into products for food, animal feed, chemical and energy uses. We operate the world’s premier crop origination and transportation network, connecting crops and markets in more than 60 countries. Our global headquarters is in Decatur, Illinois, and our net sales for the fiscal year ended June 30, 2009, were $69 billion. For more information about our Company and our products, visit www.adm.com.
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Contact:
ADM Media Relations
217/424-5413
media@adm.com